FUND MARKETING AND INVESTOR SERVICE AGREEMENT

between

GE INVESTMENT DISTRIBUTORS, INC.

and

CAPITAL BROKERAGE CORPORATION

THIS AGREEMENT, made and entered into this 1st day of May, 2006, to be effective on May 1, 2006, by and between GE Investment Distributors, Inc. (“GEID”), a corporation organized under the laws of the State of Delaware, and Capital Brokerage Corporation (“CBC”), a corporation organized under the laws of the State of Washington.

RECITALS

(A) GE Investments Funds, Inc. (the “Company”) is a Virginia corporation registered under the Investment Company Act of 1940, as amended, (the “1940 Act”) as an open-end management investment company consisting of a number of investment portfolios (each, a “Fund”).

(B) The Company issues a separate series of shares of capital stock for each Fund representing a fractional undivided interest in that Fund. The series of shares representing an interest in the Funds listed on Schedule A are further divided into classes, including: Class 1 Shares, Class 2 Shares, Class 3 Shares and Class 4 Shares.

(C) Each series and class of the Company’s shares (“Shares”) are registered under the Securities Act of 1933, as amended (the “1933 Act”) on Form N-1A. The term “Registration Statement,” as used herein, shall mean the Company’s 1933 Act Form N-1A registration statement, including all prospectuses therein and exhibits thereto, as of the effective date of the most recent post-effective amendment thereto.

(D) GEID is the distributor and principal underwriter of the Shares and is registered as a broker-dealer under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and is a member of the National Association of Securities Dealers, Inc. (the “NASD”).

(E) CBC is the distributor and principal underwriter of variable annuity contracts (the “Contracts”) and/or variable life insurance policies (the “Policies”) issued by Genworth Life and Annuity Insurance Company, Genworth Life Insurance Company of New York and Genworth Life Insurance Company (collectively, the “Insurers”) and is registered as a broker-dealer under the 1934 Act and is a member of the NASD.

(F) Each series and class of Shares is offered and sold to separate accounts of the Insurers through which Contracts or Policies are issued as investment options under such Contracts and Policies. Each Insurer has entered into a participation agreement (a “Participation Agreement”) with the Company and GEID pursuant to which it purchases, holds, exchanges and redeems Shares of the various series and classes for its separate accounts.

(G) “Personal Services” refers to the phrase “personal service and/or the maintenance of shareholder accounts” as referenced in NASD Conduct Rule 2830(b)(9) and having the meaning given to it in NASD Notice to Members 92-41.

(H) “Sales Services” shall mean services provided by CBC, or by a broker-dealer having an agreement with CBC to distribute Contracts and Policies (“Selling Broker-Dealer”), related to activities primarily intended to result in investment in Class 2, Class 3, or Class 4 Shares of a Fund listed on Schedule A by owners or prospective owners of Contracts or Policies. Sales Services includes Personal Services provided by CBC or a Selling Broker-Dealer to owners or prospective owners of Contracts or Policies who are its customers, that are primarily intended to result in investment in Class 2, Class 3, or Class 4 Shares of a Fund listed on Schedule A by such owners or prospective owners of Contracts or Policies.

(I) “Investor Services” shall mean record keeping, account maintenance and administrative services provided by CBC, a Selling Broker-Dealer, a retirement plan record keeper or administrator, transfer agent, Insurer, or third-party administrator for an Insurer. “Investor Services” does not include Personal Services provided by CBC or a Selling Broker-Dealer to owners or prospective owners of Contracts or Policies who are its customers even if such Personal Services are not primarily intended to result in investment in Class 2, Class 3, or Class 4 Shares of a Fund by such owners or prospective owners of Contracts or Policies.

(J) As part of their efforts to distribute Contracts and Policies, CBC and Selling Broker-Dealers often provide Sales Services to the Company by promoting such Funds as investment options under the Contracts and Policies. Likewise, CBC and Selling Broker-Dealers may provide, or arrange for others to provide, Investor Services. In this connection, the Company has adopted plans pursuant to which Class 2 Shares, Class 3 Shares, and Class 4 Shares of the Funds shown Schedule A may each bear an expense designed to cover some of the costs of such Sales Services and Investor Services (the “Distribution and Service Plans”).

(K) Each Insurer performs all of the services necessary to administer the Contracts and Policies issued by it including account maintenance, record keeping services, and administrative services that may benefit the Company and the Funds. To the extent that these services are Investor Services, the Distribution and Service Plans also have been designed to cover some of the costs of such services for Contracts and Policies having values indirectly invested in Class 2 Shares, Class 3 Shares, and Class 4 Shares of the Funds listed on Schedule A.

(L) As used herein, references to owners of Contracts and Policies include participants under group Contracts and Policies if such participants have discretion to allocate purchase payments and transfer Contract or Policy value attributable to them between and among investment options available under the Contracts or Policies.

NOW THEREFORE, in consideration of the promises and mutual covenants herein, the parties agree as follows:

1. Services Provided by CBC

(a) Sales Services. GEID hereby engages CBC, and CBC hereby agrees, to promote investment in and indirectly distribute Class 2 Shares, Class 3 Shares and Class 4 Shares of the Funds listed on Schedule A by inducing owners and prospective owners of Contracts and Policies to invest purchase payments and accumulated values under Contracts and Policies in sub-accounts of Insurer’s separate accounts that invest in such Shares and to otherwise perform Sales Services for the Company, including, but not limited to, the following:

•	obtain information for, and provide explanations to, owners or prospective owners of Contracts and Policies, as well as representatives of Selling Broker-Dealers and wholesale distributors of Contracts and Policies regarding the Funds listed on Schedule A and their Class 2, Class 3, and Class 4 Shares,

•	hold seminars and sales meetings for its own representatives as well as those of Selling Broker-Dealers and wholesale distributors of Contracts and Policies and provide training to such persons regarding the Funds listed on Schedule A and their Class 2, Class 3, and Class 4 Shares,

•	establish and maintain, and assist Insurers to establish and maintain, relationships with owners and prospective owners of Contracts and Policies who are its customers for the primary purpose of encouraging investment, or additional investments, in Class 2, Class 3, and Class 4 Shares of the Funds listed on Schedule A,

•	compensate its representatives or other of its sales personnel for performing the foregoing services,

•	arrange for, assist and encourage Selling Broker-Dealers in performing the foregoing services,

•	compensate Selling Broker-Dealers for performing the foregoing services, including, without limitation, payment of “trail commissions” or other commissions, concessions, or sales compensation,

•	reimburse Selling Broker-Dealers for their expenses performing the foregoing services,

•	develop, prepare, print and mail advertisements, sales literature and other promotional materials relating to the Funds listed on Schedule A and their Class 2, Class 3, and Class 4 Shares,

•	print and mail prospectuses, statements of additional information, supplements thereto and shareholder reports to prospective owners of Contracts and Policies, or current owners of Contracts or Policies who are not indirectly invested in Class 2, Class 3, and Class 4 Shares of the Funds listed on Schedule A, and

•	engage in, or compensate Selling Broker-Dealers for engaging in, any other activity primarily intended to result in the promotion of the Funds listed on Schedule A and their Class 2, Class 3, and Class 4 Shares.

(b) Investor Services. GEID hereby engages CBC, and CBC hereby agrees, to provide, or arrange for Insurers or other parties to provide, other Investor Services for the Company including, but not limited to, services related to administering the Contracts and Policies such as:

•	printing and mailing prospectuses, statements of additional information, supplements thereto and shareholder reports to owners of Contracts and Policies who at the time are indirectly invested in Class 2, Class 3, or Class 4 Shares of the Funds listed on Schedule A,

•	preparing, printing and distributing confirmation statements and periodic account statements to owners of Contracts and Policies who at the time are indirectly invested in Class 2, Class 3 or Class 4 Shares of the Funds listed on Schedule A,

•	compiling information and reports and providing the same to the Company on a periodic basis,

•	assisting Insurers in the solicitation and tabulation of Contract and Policy owner voting instructions,

•	attending and participating in meetings of holders of Class 2 Shares, Class 3 Shares and Class 4 Shares,

•	maintaining records of daily transactions in separate account units and computing the number of Class 2 Shares, Class 3 Shares and/or Class 4 Shares that must be purchased or redeemed each day by each Insurer to support such transactions,

•	to the extent necessary for the Company to comply with Rule 22c-2 under the 1940 Act and its policies on frequent trading, make available to the Company or its agents the records of daily transactions in separate account units, it being understood that the Insurers shall not be obligated to violate any federal or state law or rule or regulation thereunder concerning privacy of Contract owners,

•	transmitting requests from Insurers to purchase and redeem Class 2 Shares, Class 3 Shares and/or Class 4 Shares to the Company’s transfer agent or NSCC,

•	assisting the Company’s transfer agent in recording the issuance of Class 2 Shares, Class 3 Shares and/or Class 4 Shares by maintaining a record of daily purchases and redemptions of such Shares by each Insurer and separate account,

•	preparing and providing reports to third-party reporting services,

•	providing other administrative support to the Company or the Class 2 Shares, Class 3 Shares and/or Class 4 Shares as:

•	mutually agreed upon between CBC and GEID,

•	provided for in a Participation Agreement, or

•	mutually agreed upon between an Insurer and GEID or the Company pursuant to a Participation Agreement, and

•	relieving the Company, Class 2 Shares, Class 3 Shares, Class 4 Shares or the Company’s transfer agent, of other record keeping, or administrative services generally provided by mutual funds (or their transfer agents) to their shareholders by providing the same to owners of Contracts and Policies.

2. Compensation

(a) Rates of Compensation. For the services identified above, GEID, on behalf of the Company and the Funds listed on Schedule A, agrees to pay CBC compensation at the following annual rates:

(i) For Class 2 Shares, the amount of compensation paid by GEID to CBC in any fiscal year of the Company for both Sales Services and Investor Services shall not exceed 0.25% of the average daily net assets of each Fund listed on Schedule A attributable to Class 2 Shares supporting Contracts or Policies owned by customers of CBC or Selling Broker-Dealers.

(ii) For Class 3 Shares, the amount of compensation paid by GEID to CBC in any fiscal year of the Company for both Sales Services and Investor Services shall not exceed 0.30% of the average daily net assets of each Fund listed on Schedule A attributable to Class 3 Shares supporting Contracts or Policies owned by customers of CBC or Selling Broker-Dealers; provided, however, that the amount of any such compensation paid by GEID to CBC in any fiscal year for the Personal Services component of Sales Services may not exceed 0.25% of the average daily net assets of each Fund listed on Schedule A attributable to Class 3 Shares.

(iii) For Class 4 Shares, the amount of compensation paid by GEID to CBC in any fiscal year of the Company for both Sales Services and Investor Services shall not exceed 0.45% of the average daily net assets of each Fund listed on Schedule A attributable to Class 4 Shares supporting Contracts or Policies owned by customers of CBC or Selling Broker-Dealers; provided, however, that the amount of any such compensation paid by GEID to CBS in any fiscal year for the Personal Services component of Sales Services may not exceed 0.25% of the average daily net assets of each Fund listed on Schedule A attributable to Class 4 Shares.

(iv) GEID and CBC agree that, notwithstanding the foregoing, GEID shall adjust such compensation whenever necessary to ensure that no payment is made by the Company on behalf of Class 2 Shares, Class 3 Shares or Class 4 Shares of a Fund in excess of the applicable limits on sales charges under NASD Conduct Rule 2830(d).

(b) Payment of Compensation. GEID agrees to pay CBC the compensation due under this Agreement on a quarterly basis calculated at the annual rates shown above. GEID shall calculate and make this payment within 90 days of the end of the calendar quarter without demand or notice from the Insurer. Notwithstanding the foregoing, CBC understands and acknowledges that the Company may, without prior notice, suspend or eliminate the payment of compensation to GEID, including payments under the Distribution and Service Plans, by amending or supplementing its prospectuses for Class 2, Class 3 and/or Class 4 Shares of the Funds listed in Schedule A. In such an event, GEID shall have no obligation to pay any further compensation to CBC for Sales Services or Investor Services provided by CBC unless and until the Company pays GEID for such services.

(c) Character of Compensation. GEID and CBC agree that the compensation paid by GEID to CBC described in Section 2(a) of this Agreement is either for Sales Services or for a combination of Sales Services and Investor Services, as those terms are defined in this Agreement. In particular, CBC understands and acknowledges that the compensation paid to it by GEID is not to be used for activities primarily intended to result in the sale of Contracts and Policies unless such activities entail a sufficiently large element of promotion of the Funds listed on Schedule A and their Class 2, Class 3 and Class 4 Shares that they clearly come within the definition of Sales Services in this Agreement.

(d) Recording and Reporting of Compensation. (i) GEID agrees to record on its books and records as the purpose for each quarterly payment to CBC, the breakdown of Sales Services and Investor Services indicated in CBC’s quarterly invoice. CBC agrees that GEID may conclusively rely on such invoices for this purpose as well as to:

•	prepare reports to the Company’s board of directors, and

•	maintain:

•	its compliance with applicable regulatory requirements, including NASD Conduct Rules, and

•	the Company’s compliance with applicable regulatory requirements, including Rule 12b-1 under the 1940 Act.

(ii) CBC agrees to record on its books and records the compensation it receives from GEID. CBC also agrees, when using the proceeds of such compensation to compensate Selling Broker-Dealers, to

•	ensure that such compensation to Selling Broker-Dealers is for purposes consistent with the invoices sent to GEID and the record of receipt of compensation from GEID, and

•	record the payment of such compensation to Selling Broker-Dealers in a manner consistent with the specific purposes for which it is paid.

(e) Selling Broker-Dealers. CBC agrees that it has sole responsibility for compensating Selling Broker-Dealers for their provision of Selling Services or Investor Services covered by this Agreement and that neither GEID, nor the Company, have any obligation to compensate Selling Broker-Dealers in any manner. CBC shall not pay a Selling Broker-Dealer compensation for providing the Personal Services component of Sales Services under this Agreement in any fiscal year of the Company in excess of an amount equal to 0.25% of the average daily net assets of each Fund listed on Schedule A attributable to Class 2 Shares, Class 3 Shares and Class 4 Shares supporting Contracts or Policies owned by customers of that Selling Broker-Dealer.

3. General Covenants

(a) Role of CBC. In performing services under this Agreement, CBC is acting as agent for one or more of the Insurers, or as agent for owners or prospective owners of Contracts and Policies who are its customers, or as agent for both. CBC is not an agent of GEID or the Company and shall have no authority to act for or represent GEID or the Company.

(b) Responsibilities of CBC. CBC agrees that in providing Selling Services under this Agreement it, or a Selling Broker-Dealer, is solely responsible for all recommendations made to owners or prospective owners of Contracts or Policies regarding the Funds listed on Schedule A and their Class 2 Shares, Class 3 Shares or Class 4 Shares, including all suitability determinations made in connection with such recommendations. In this regard, CBC agrees that neither GEID, nor the Company, nor its Funds, nor the agents or affiliates of the foregoing, have any responsibility for the manner of CBC’s, or a Selling Broker-Dealer’s, performance of Selling Services or Investor Services under this Agreement or any acts or omissions related thereto. Similarly, neither GEID, nor the Company, nor its Funds, nor the agents or affiliates of the foregoing, have any responsibility to determine whether or not a purchase, exchange or redemption of Class 2 Shares, Class 3 Shares or Class 4 Shares of the Funds listed on Schedule A by an Insurer is the net result of transactions in separate account units authorized by owners of Contracts and Policies. Consequently, GEID, the Company, the Funds listed on Schedule A, and their agents and affiliates may rely conclusively on any purchase or redemption order for Class 2 Shares, Class 3 Shares or Class 4 Shares received from an Insurer pursuant to a Participation agreement.

(c) Relationship to Participation Agreements. GEID and CBC agree that the Participation Agreement between each Insurer, GEID and the Company shall govern the purchase, exchange or redemption of Class 2 Shares, Class 3 Shares and Class 4 Shares of the Funds listed on Schedule A by each Insurer for its separate accounts. To the extent that any provision of a Participation Agreement conflicts with a provision of this Agreement, the Participation Agreement shall govern. In particular, and without limiting the generality of the foregoing, CBC agrees to comply, or assist each Insurer to comply, with each Insurer’s obligations under the applicable Participation Agreement relating to:

•	each Insurer’s obligation to maintain effective anti- money laundering policies and procedures,

•	each Insurer’s obligation to maintain effective policies and procedures to prevent frequent or disruptive trading in separate account units and assist GEID and the Company in maintaining effective policies and procedures for the Company to prevent frequent or disruptive trading in Class 2, Class 3 and Class 4 Shares,

•	each Insurer’s obligations in connection with the preparation and distribution of sales literature or other marketing materials regarding the Company, the Funds listed on Schedule A and/or the Class 2 Shares, Class 3 Shares and Class 4 Shares.

(d) GEID Compliance With Law and Company Policies. In the performance of this Agreement, GEID agrees to comply with all applicable laws, rules, and regulations, including, without limitation, the 1940 Act, 1933 Act and 1934 Act, and all rules and regulations adopted thereunder, as well as all rules of the NASD. Likewise, in the performance of this Agreement, GEID will act in conformity with:

•	the Registration Statement,

•	the Distribution and Service Plans,

•	the terms of the distribution agreement between itself and the Company,

•	the terms of Participation Agreements covering the Contracts and Policies,

•	written compliance policies and procedures of the Company or itself relating to matters covered by this Agreement,

•	instructions from the Company or any of its officers, and

•	instructions from the Company’s board of directors.

(e) CBC Compliance With Law. CBC shall be solely responsible for its own compliance with applicable law and regulations and shall rely exclusively on its own determination, or that of its legal advisers, that the performance of its duties under this Agreement complies with such laws and regulations.

(f) Agreements With Selling Broker-Dealers. In furtherance of its duties under this Agreement, CBC may enter into agreements with the Selling Broker-Dealers pursuant to which the Selling Broker-Dealers sell the Contracts and Policies and promote the indirect sale of Class 2, Class 3 and Class 4 Shares of the Funds listed on Schedule A by promoting such Funds as investment options under the Contracts and Policies. CBC agrees that its agreements with Selling Broker-Dealers shall include assurances from Selling Broker-Dealers to CBC that conform, in substance, to those that CBC provides to GEID in Sections 2(c), 2(d), 2(e), 3(b), and 3(e) of this Agreement.

(g) Status as a “Service Provider.” GEID understands and acknowledges that CBC is not a “service provider” to the Company as defined in Rule 38a-1 under the 1940 Act. CBC understands and acknowledges that it is a “service provider”, as defined in Rule 38a-1 under the 1940 Act, to the separate accounts of each Insurer that are registered as investment companies under the 1940 Act.

4. Representations and Warranties

(a) Validly Existing in Good Standing. CBC represents and warrants that it is a corporation duly organized and validly existing in good standing under the laws of the State of Washington, and is qualified to act as a broker-dealer in the states and other jurisdictions in which it transacts business. Without limiting the generality of the foregoing, CBC represents and warrants that it is the distributor and principal underwriter of the Contracts and Policies and is registered as a broker-dealer under the 1934 Act and is a member of the NASD. CBC will maintain all registrations, qualifications and memberships required by the terms of this Agreement in full force and effect throughout the term of this Agreement.

(b) Duly Authorized and Enforceable Agreement. CBC represents and warrants that the execution and delivery of this Agreement and the performance of the services contemplated herein by CBC have been duly authorized by all necessary action, and all other authorization and approvals (if any) required for lawful execution and delivery of this Agreement, and its performance hereunder, have been obtained. Upon execution and delivery by CBC, this Agreement will constitute a valid and binding agreement, enforceable against CBC in accordance with its terms.

(c) Character of Compensation. CBC represents and warrants that it will use the compensation paid to it by GEID under this Agreement for Sales Services or a combination of Sales Services and Investor Services and, except as permitted by Section 2(c)(i) of this Agreement, will not use such compensation to finance activities primarily intended to result in the sale of Contracts or Policies.

(d) Exhibits. CBC represents and warrants that the information in Exhibit A (relating to Class 2 Share), Exhibit B (relating to Class 3 Shares) and Exhibit C (relating to Class 4 Shares, as updated from time to time, is true and complete and accurately reflects an approximation of the actual cost of both Sales Services and Investor Services in the distribution channel to which each Exhibit relates.

(e) Receipts. CBC represents and warrants that it will send quarterly written receipts to GEID properly reflecting the breakdown of its expenses in promoting Class 2 Shares, Class 3 Shares or Class 4 Shares between Sales Services and Investor Services and properly reflecting the breakdown of Sales Services in the following categories:

•	advertising,

•	printing and mailing Fund prospectuses to other than current owners of Contracts and Policies,

•	compensation to Selling Broker-Dealers,

•	compensation to representatives of CBC,

•	interest, carrying or other financial charges, and

•	other expenses.

CBC also represents and warrants that it will record on its books and records compensation paid under this Agreement in a manner consistent such receipts.

(f) Compliance With Law and Company Policies. CBC represents and warrants that it will comply with all applicable laws, rules, and regulations, including, without limitation, the 1940 Act, 1933 Act and 1934 Act, and all rules and regulations adopted thereunder, as well as all rules of the NASD. Likewise, in the performance of this Agreement, CBC will act in conformity with:

•	the Registration Statement,

•	the Distribution and Service Plans,

•	the terms of the Contracts and Policies and prospectuses or other disclosure statements for the Contracts and Policies,

•	the terms of Participation Agreements covering the Contracts and Policies, and

•	written compliance policies and procedures of the Insurers or itself relating to matters covered by this Agreement,

(g) “Market Timing.” CBC represents and warrants that it will not knowingly promote the Class 2 Shares, Class 3 Shares or Class 4 Shares of the Funds listed on Schedule A to owners or prospective owners of Contracts or Policies who engage in, or may engage in, frequent or disruptive trading in separate account units that has the potential to result in frequent or disruptive trading in Class 2 Shares, Class 3 Shares or Class 4 Shares, or otherwise knowingly facilitate the activities of such owners and prospective owners.

(h) Validly Existing in Good Standing. GEID represents and warrants that it is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware, and is qualified to act as a broker-dealer in the states and other jurisdictions in which it transacts business. Without limiting the generality of the foregoing, GEID represents and warrants that it is the distributor and principal underwriter of the Class 2, Class 3 and Class 4 Shares of the Funds listed on Schedule A and is registered as a broker-dealer under the 1934 Act and is a member of the NASD. GEID will maintain all registrations, qualifications and memberships required by the terms of this Agreement in full force and effect throughout the term of this Agreement.

(i) Duly Authorized and Enforceable Agreement. GEID represents and warrants that the execution and delivery of this Agreement and the performance of the services contemplated hereby by GEID have been duly authorized by all necessary action, and all other authorization and approvals (if any) required for lawful execution and delivery of this Agreement, and its performance hereunder, have been obtained. Upon execution and delivery by GEID, this Agreement will constitute a valid and binding agreement, enforceable against GED in accordance with its terms.

5. Annual Certification

CBC shall provide to GEID on an annual basis written certification of the continued effectiveness of each representation and warranty made by it in Section 4 of this Agreement. Likewise, GEID shall provide to CBC on an annual basis written certification of the continued effectiveness of each representation and warranty made by it in Section 4 of this Agreement.

6. Indemnification

(a) Indemnification by CBC. GEID, the Company, the Funds and their affiliates shall not be responsible for, and CBC shall indemnify and hold GEID, the Company, the Funds and their affiliates and their officers, directors, employees, agents, and persons, if any, who control them (within the meaning of the 1940 Act) harmless from an against any and all losses, damages, costs, charges, counsel fees, payments, expenses, and liability, arising out of or attributable to:

•	CBC’s lack of good faith or willful misconduct in carrying out its duties and responsibilities under this Agreement,

•	the failure or alleged (by a regulatory agency) failure of CBC to comply with any applicable law, rule or regulation in connection with the discharge of any obligations under this Agreement, or

•	any breach or alleged breach by CBC of any material provision of this Agreement, including any breach or alleged breach by CBC of any representation made by it in the Agreement.

CBC will not be obligated to indemnify any entity or person pursuant to this Section 6(a) against any liability to which GEID, the Company, the Funds and their affiliates, and their officers and directors, or any controlling person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in performance of, or reckless disregard of, the obligations and duties set forth in this Agreement.

(b) Indemnification by GEID. CBC shall not be responsible for, and GEID shall indemnify and hold CBC and its affiliates and their officers, directors, employees, agents, and persons, if any, who control them (within the meaning of the 1940 Act) harmless from an against any and all losses, damages, costs, charges, counsel fees, payments, expenses, and liability, arising out of or attributable to:

•	GEID’s lack of good faith or willful misconduct in carrying out its duties and responsibilities under this Agreement,

•	the failure or alleged (by a regulatory agency) failure of GEID to comply with any applicable law, rule or regulation in connection with the discharge of any obligations under this Agreement,

•	any breach or alleged breach by GEID of any material provision of this Agreement, including any breach or alleged breach by GEID of any representation made by it in the Agreement, or

•	any untrue statement or alleged untrue statement of material fact, or any omission or alleged omission to state a material fact, in the Registration statement or in any written sales literature or other marketing materials provided to CBC by GEID, the Company or their affiliates.

GEID will not be obligated to indemnify any entity or person pursuant to this Section 6(b) against any liability to which CBC, its officers and directors, or any controlling person would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in performance of, or reckless disregard of, the obligations and duties set forth in this Agreement.

7. Amendment

This Agreement may be amended only by the mutual agreement of GEID and CBC.

8. Term

This Agreement shall remain in full force and effect for a period of one year from the date hereof and shall be automatically renewed thereafter for successive one-year periods, unless otherwise terminated in accordance with Section 9.

9. Termination

(a) This Agreement shall terminate upon mutual agreement of GEID and CBC in writing.

(b) Either party to this Agreement may terminate this Agreement at the end of any one-year term by written notice to the other party at least 30 days before the end of such term.

(c) This Agreement shall automatically terminate upon the termination of the Participation Agreements.

(d) This Agreement shall terminate in the event that the Company ceases paying compensation to GEID under the Distribution and Service Plans or upon the termination of the Plans.

(e) Section 6 of this Agreement shall survive any termination of this Agreement.

10. Notices

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered:

(a)	To GEID, at P.O. Box 7900, 3001 Summer Street, Stamford, CT 06904-7900, attention:

Heather Harker, Vice President and Associate General Counsel

Phone:           (804) 281-6910

Facsimile:      (804) 281-6005

(b)	To CBC, at 6610 West Broad Street, Richmond, VA 23230, attention:

Matthew J. Simpson, Senior Vice President and General Counsel

GE Asset Management Incorporated

Phone:           (203) 708-3234

Facsimile:      (203) 708-3107

11. Miscellaneous

(a) Successors and Assigns. This Agreement shall be binding upon the parties hereto and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the parties and their transferees, successors, and assigns.

(b) Assignment. Neither party may assign this Agreement, or any of the rights, obligations, or liabilities under the Agreement, without the written consent of the other party.

(c) Intended Beneficiaries. No provision of this Agreement shall be construed to give any person or entity other than the parties hereto any legal or equitable claim, right or remedy. The Agreement is intended for the exclusive benefit of the parties hereto.

(d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but both of which shall together constitute one and the same instrument.

(e) Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the Commonwealth of Virginia, without reference to the conflict of laws principles thereof.

(f) Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been part of the Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

GE INVESTMENT DISTRIBUTORS, INC.		CAPITAL BROKERAGE CORPORATION

By:		By:
Name:	Joseph Connors	Name:
Title:	President	Title:

Schedule A

Total Return Fund

EXHIBIT A

DISTRIBUTION CHANNEL EXPENSE ANALYSIS FOR CLASS 2 SHARES

[To Be Completed By CBC]

EXHIBIT B

DISTRIBUTION CHANNEL EXPENSE ANALYSIS FOR CLASS 3 SHARES

[To Be Completed By CBC]

EXHIBIT C

DISTRIBUTION CHANNEL EXPENSE ANALYSIS FOR CLASS 4 SHARES

[To Be Completed By CBC]